Executive Officer Annual Cash Incentive Plan

State Bank and Trust Company
and
State Bank Financial Corporation

1. Purpose and Concept of the Plan.

The purpose of this Executive Officer Annual Cash Incentive Plan for State Bank and Trust Company and State Bank Financial Corporation (this “Plan”) is to provide key officers of State Bank and Trust Company (the “Bank”), State Bank Financial Corporation (the “Company”), and/or its subsidiaries with the opportunity to earn cash incentive compensation for the achievement of specific identified objectives (the “Objectives”). Throughout this Plan, the term the “Companies” will be used to collectively refer to the Bank, the Company, and their subsidiaries. Certain capitalized terms used in this Plan that are not otherwise defined herein are defined in Section 2 herein below.

This Plan focuses participants on achieving performance results that reflect strong earnings, balanced by attention to the safety and soundness of the Companies, and supportive of shareholder interests. This Plan is administered by the Independent Directors’ Committee of the Company, in its role as the Company’s Compensation Committee (the “Committee”). Annually, the Committee shall approve eligible participants (each, a “Participant,” collectively, the “Participants”), set the potential level of incentives that may be earned (the “Potential Incentives”), review results and incentive calculations, and approve the payment of cash incentives. Objectives will be selected by the Committee in consultation with the Company’s Chief Executive Officer prior to the start of the Plan Year, or as soon as practicable thereafter, from a comprehensive set of key performance measures which shall include, but are not limited to, the following items:

•	Various measures of earnings

•	Rates of return (including balance-sheet returns on assets and equity, and market returns)

•	Balance sheet growth (e.g., loans, deposits, etc.)

•	Efficient management of assets, liabilities, and expenses

•	Asset / credit quality

•	Regulatory relations and compliance

•	Key balance sheet and income statement ratios

•	Market share and growth in served markets

•	Collection, recovery, charge-off, and bankruptcy activity

In addition, this Plan may include other performance factors, which are more subjective in nature, such as customer satisfaction, employee management and development, evaluation of merger and acquisition activities, adherence to policies and procedures, and the maintenance of highest ethical standards.

In the Companies’ overall compensation strategy, the Plan plays the role of annual performance-based, variable cash compensation, and is carefully balanced with the Participants’ long-term compensation, which primarily takes the form of equity, awarded under the 2011 Omnibus Equity Compensation Plan. The overriding goal of the Plan is to promote a balance between strong operating results and building durable shareholder value. The Plan’s design and administration is also founded on the principles of sound incentive compensation as established by regulatory agencies and the monitoring and elimination of Plan elements that may contribute to unnecessary or excessive risk-taking by a Participant.

2. Definitions

“Objective” - A measurement of the performance of the Company, having a range of specific, measurable outcomes, including a “Threshold,” below which no incentive is earned for that measure, and a “Target,” at or above which the maximum Potential Incentive may be earned for that measure.

“Plan” - This Executive Officer Annual Cash Incentive Plan.

“Plan Year” - The Company’s fiscal year.

“Potential Incentive” - The maximum cash incentive award possible under this Plan, expressed as a percent of a Participant’s base salary in effect when he or she is selected for participation in the Plan for a specific year that may be earned in a particular Plan Year. To earn the Potential Incentive, the following requirements must be met: (1) the Target level of performance for each individual Objective is met or exceeded; and (2) the Committee makes no downward adjustments in calculated incentives.

“Target” - The level at or above which one hundred percent (100%) of Potential Incentives are funded; and the maximum level of performance on an Objective, at or above which 100% of the weight points for that Objective are awarded.

“Threshold” - The level below which no Potential Incentives are funded; and the minimum level of performance on an Objective, below which no incentives are earned for that Objective.

“Weight” - A specific number of percentage points assigned to an Objective that (1) indicate its relative importance versus other Objectives, and (2) determine what portion of funded incentives are earned for performance of a specific Objective. Points may be positive or negative, with positive weights summing to 100% and negative weights summing to no more than -100%.

3. Plan Review.

Annually the Committee shall review the Plan’s design, selection of Participants and approve all elements (including the Objectives) related to administering the Plan.

4. Eligibility for Participation.

An individual shall be eligible to become a “Participant” if he or she is an employee of any of the Companies. An individual shall be considered to be an “employee” for the purpose of determining eligibility as a Participant if there exists between the individual on one hand and any of the Companies on the other hand, the legal and bona fide relationship of employer and employee.

5. Selection of Participants.

The Committee shall select eligible employees to be Participants for the Plan Year and determine the amount of each Participant’s Potential Incentive for the Plan Year. The Company’s Chief Executive Officer may also recommend Participants, excluding himself, to the Committee for consideration.

The Committee may add new Participants during the Plan Year when an employee becomes eligible to become a Participant resulting from promotion or initial hiring during the Plan Year, or otherwise at the Committee’s discretion. In the event a Participant becomes eligible during the Plan Year, his or her Potential Incentive shall be prorated for that portion of the Plan Year during which he or she has been an eligible Participant. For example, if a Participant is hired on October 1 of a particular Plan Year, his or her Potential Incentive will be calculated as a percent of salary for the three (3) months that he or she was an employee. Ultimately, the Committee has discretion in determining the Potential Incentive for part-year Participants.

Participation in the Plan shall be subject to the provisions of the Plan and such other terms and conditions as the Committee shall provide. Selection for participation in the Plan for a particular Plan Year does not guarantee that any incentives will be earned or that participation will be authorized for future years.

6. Establishing Objectives

Annually the Committee, with input from the Company’s executive management, shall approve Objectives for the Plan Year. For each Objective, the Committee shall establish:

(a)	Clear description / definition.

(b)	Threshold performance level.

(c)	Target performance level.

(d)	Weight, stated as a percent.

A positive Weight indicates the maximum percent of funded incentives that may be earned for that Objective. An Objective may also have a negative Weight which indicates the maximum percent of funded incentives that may be deducted for that Objective for substandard results. For example, the regulatory standing of the Companies could be given a negative Weight. The Committee could then deduct up to this maximum negative Weight depending on the Committee’s assessment (level of concern) with the Companies’ standing with regulatory agencies.

Specific Objectives for profitability are established based on the board approved current Plan Year budget, with adjustments for macroeconomic uncertainty and specific exclusions for those items deemed to not be directly controllable by management.

7. Calculating Level of Achievement of Objectives

Together with the Chief Financial Officer, the Bank’s Director of Human Resources shall provide the Committee with supporting documentation on the level of achievement of each Objective. This supporting documentation shall indicate actual results, to include the source of information and calculations where relevant, and where actual results fall in the Threshold to Target range for each Objective. Management shall also provide appropriate documentation as required by the Committee to evaluate performance on any Objectives requiring a subjective evaluation by the Committee (e.g., Regulatory Exam Scorecard for assessing standing with regulatory agencies).

The Committee is responsible for determining the portion of the Weight achieved for each Objective with a positive Weight as follows:

(a)	If actual results are below Threshold results, zero Weight is achieved for the Objective.

(b)	If actual results meet or exceed Target results, the maximum Weight for the Objective is achieved.

(c)
If actual results are between Threshold and Target, straight-line interpolation is used to calculate the portion of Weight that is achieved. For example, if actual results fall 80% between Threshold and Target results, then 80% of the Weight is achieved for this Objective.

For Objectives with a negative Weight, the Committee shall assign a Weight between zero and the maximum applicable Weight. The lower the assessment given by the Committee, the more negative the Weight will be assigned by the Committee, up to the maximum negative applicable Weight.

The total Weight achieved is determined by summing actual positive and negative Weights achieved for all Objectives. The maximum Weight which may be achieved is 100%. The minimum Weight that may be achieved is 0%.

8. Calculating Actual Incentive Earnings

For each Participant, the amount of Potential Incentive that is funded is multiplied by the total Weight achieved for all Objectives. The resulting dollar amount represents the cash incentive earned by that Participant for the Plan Year. The following example demonstrates this procedure:

(a)	Potential Incentive of Participant: $150,000

(b)	Weight Achieved from Objectives with Positive Weights:
Objective 1            25% of 25%
Objective 2            25% of 25%
Objective 3             20% of 25%
Objective 4            15% of 25%
Total Weight Achieved     85%

(c)	Weight achieved from Objective(s) with negative Weights: -10%

(d)	Total Weight achieved: 85% - 10% = 75%

(e)	Total incentive earned: funded incentive ($150,000) multiplied by total Weight achieved (75%) equals $112,500

The Committee has final approval authority in approving calculations and amount of cash incentives earned by each Participant, and authorizing disbursement of amounts earned.

9. Termination of Employment during Plan Year.

The Participant shall not receive an incentive payout with respect to a Plan Year if, for reasons other than a Termination Event as defined in this Section, the employment of the Participant is terminated during the Plan Year or the duties of the position of the Participant are changed during the Plan Year so that he/she is no longer eligible to participate as described in Sections 4 and 5. The following shall each constitute a “Termination Event”:

(a)	Death of the Participant while employed by any of the Companies.

(b)	Retirement of the Participant from the Companies with the approval of the Board.

(c)
Disability of the Participant while employed by any of the Companies. For the purpose of this Section 9, the term “disability” shall mean the inability of a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or of indefinite duration, to perform his or her duties for the Companies. The determination of disability shall be made by the Committee based on medical evidence from an independent physician selected by the Participant with the approval of the Committee; and, shall date from the original cessation of work.

In the event of a Termination Event as described above, the Participant or his or her beneficiary shall receive an incentive payment for the Plan Year equal to the amount determined under Sections 7 and 8, multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he or she was a Participant prior to the Termination Event and the denominator of which is twelve. Participants departing an eligible position for a non-eligible position, provided that such departure is not pursuant to poor performance, shall receive an award reflecting the period of the year in which they served in the eligible position.

10. Leaves of Absence.

In general, the determination of an award for an individual who has taken a leave of absence during a Plan Year shall mirror the pro-rata payment provisions of Section 9 above. However, the Committee shall, in its sole discretion, determine the amount of award in each case so as to preserve the intent of the Plan and maintain compliance with state or federal regulations such as the Family Medical Leave Act (FMLA).

11. Payment of Incentive Awards.

The cash incentive earned for a Plan Year shall be paid by the Bank to the Participant or his or her Beneficiary by the earlier of (i) March 15 following the end of the Plan Year, or (ii) thirty days following the determination of performance results for the Plan Year and the final calculation of incentives earned by Participants. If the final financial and performance results are not determined by March 15th following the end of the Plan Year, then the Committee shall use its best judgment in estimating the financial results and other performance metrics to determine the amounts to be paid under this Plan. A Participant must be an employee on the day of payment in order to be eligible, except as described in Section 9 where a Termination Event occurs.

12. Incentive Payment Clawback

If the Committee determines that all of the following conditions exist, the Bank will seek reimbursement with respect to cash incentive compensation paid or awarded to a Participant:

(a)
the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, regardless of whether the Audit Committee of the Board of Directors determines in its sole discretion, exercised in good faith, that gross negligence, fraud or misconduct by an employee or employees caused or contributed to the need for the restatement;

(b)	a lower payment or award would have been made to the Participant (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results; and

(c)	the need for the restatement was identified within three years after the date of the first public issuance or filing of the financial results that were subsequently restated.

The Bank will also comply with any incentive clawback requirement promulgated under applicable laws, rules, and regulations specifically relating to incentive clawbacks, including the applicable sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act as they become formalized in the future.

The Bank will seek to recover from a Participant the portion of any cash incentive paid to or received by such Participant for or during each of the restated periods that is greater than the amount that would have been paid or received had the financial results been properly reported.

The Bank may, to the extent permitted by law, rule, or regulation, enforce a Participant’s obligation under this Section 13 by reducing any amounts that may be owing from time-to-time by any of the Companies to such Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.

The Audit Committee shall have full and final authority to make the determination set forth in sub-paragraph (a) above, and the Committee shall have full and final authority to make all other determinations under this Plan.

The repayment of incentive compensation under this Plan is in addition to any other right or remedy available to the Company.

13. Nonassignability of Incentive Awards.

The right to receive payment of cash incentives shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

14. No Trust Fund: Unsecured Interest.

A Participant shall have no interest in any fund or specified asset of any of the Companies with respect to any Potential Incentive or actual incentive earned. No trust fund shall be created in connection with this Plan or any Potential Incentive or earned incentives. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Company, and no person or entity other than the Company shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payment from the Bank pursuant to this Plan shall be greater than the right of any unsecured creditor of the Bank.

15. No Right or Obligation of Continued Employment.

Nothing contained in this Plan shall require any of the Companies to continue to employ the Participant, nor shall the Participant be required to remain in the employment of any of the Companies.

16. Withholding.

There shall be deducted from the payment of any cash incentive the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Bank to such authority for the account of the person entitled to such payment.

17. Retirement Plans.

In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Bank may be a party, other than the Bank’s existing 401(k) Savings Plan.

18. Dilution or Other Adjustments.

If there is any change in any of the Companies because of a merger, consolidation or reorganization involving any of the Companies, the Committee shall make such adjustments to any provisions of this Plan, as the Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.

19. Administration of this Plan.

This Plan is administered by the Committee, with no Participant serving on the Committee. The Committee shall have plenary authority in its discretion, among other things, to designate Participants, to determine the Potential Incentive of each Participant, Objectives, Weights, and Threshold and Target results for each Objective, determine actual funded and earned incentives, interpret this Plan and to prescribe, amend and rescind rules and regulations relating to this Plan, provided that no member of the Committee shall take part in any action with respect to the decisions to pay or determine the terms or conditions of any cash incentive to himself or herself.

20. Amendment and Termination of this Plan.

This Plan may be amended or terminated at any time by the Committee.

21. Binding on Successors.

The obligations of the Company and the Bank under this Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company or the Bank, as the case may be, and the term “Company” and “Bank,” whenever used in the Plan, shall mean and include any such organization after the succession.

22. Applicable Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.